               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

                                                                    EXHIBIT 12.1


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
                                                                       For the year ended December 31,
                                                   ----------------------------------------------------------------------------
                                                     1998             1997             1996             1995             1994
                                                   --------         --------         --------         --------         --------

Net income before loss/gain on sales of
     real estate, provision for asset held
     for sale and extraordinary charges            $ 70,941         $ 53,249         $ 24,835         $ 20,234         $ 15,912
Add:
Interest expense                                     40,535           25,845           23,623           20,924            9,667
Interest expense from joint ventures                  4,955                -                -                -                -
                                                   --------         --------         --------         --------         --------
     Earnings as adjusted                          $116,431         $ 79,094         $ 48,458         $ 41,158         $ 25,579
                                                   ========         ========         ========         ========         ========

Fixed charges:
Interest expense                                   $ 40,535         $ 25,845         $ 23,623         $ 20,924         $  9,667
Interest expense from joint ventures                  4,955                -                -                -                -
Capitalized interest                                  3,292                -                -                -                -
Capitalized interest from joint ventures              2,850                -                -                -                -
                                                   --------         --------         --------         --------         --------
     Total fixed charges                           $ 51,632         $ 25,845         $ 23,623         $ 20,924         $  9,667
                                                   ========         ========         ========         ========         ========

Ratio of earnings to fixed charges                     2.26             3.06             2.05             1.97             2.65
                                                   ========         ========         ========         ========         ========

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